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                                 BUILDING LEASE

1.       BASIC TERMS

         This SECTION 1 contains the Basic Terms of this Lease between Landlord and Tenant, named below. Other Sections of the Lease referred to in this SECTION 1 explain and define the Basic Terms and are to be read in conjunction with the Basic Terms.

         1.1.     Date of Lease: April 27, 2001.

         1.2. Landlord: Hoyt/DTLK LLC, a Minnesota limited liability corporation.

         1.3.     Tenant: Datalink Corporation, a Minnesota corporation.

         1.4. Premises: Approximately 103,802 rentable square feet included in the Building Improvements (as defined in Exhibit "B" hereto) to be constructed pursuant to the terms of this Lease.

         1.5. Property: That certain real property legally described on Exhibit "A" attached hereto.

         1.6. Lease Term: Eleven (11) years (the "Term"), commencing on May 1, 2001 (the Commencement Date as defined in Exhibit "B" attached hereto) and ending 11 years thereafter unless sooner terminated as provided in this Lease (the "Expiration Date"), subject to any Renewal Term as provided in SECTION 2.2.

         1.7. Rent Commencement Date: Tenant's obligation to pay Base Rent (as hereinafter defined) and Additional Rent (as hereinafter defined) under this Lease shall commence on the Commencement Date as defined on Exhibit "B" attached hereto.

         1.8. Permitted Uses: (See SECTION 4): Office, technical and distribution.

         1.9.     Tenant's Guarantor: (if none, so state) : None

         1.10.    Brokers: (See SECTION 23; if none, so state)
                           (A) Tenant's Broker: Mohr Partners.
                           (B) Landlord's Broker: Hoyt Properties Inc.

         1.11. Security Deposit: (See SECTION 4) : $500,000 cash, refundable upon the Commencement Date of the Lease.

         1.12. Base Rent is: An average of $1,242,714.82 per year Base Rent payable annually pursuant to the attached Exhibit C.

         1.13. Exhibits A, B, B-2, C, D, and E are attached and made a part of this Lease.

2.       LEASE OF PREMISES;  RENT

         2.1. LEASE OF PREMISES FOR LEASE TERM. Landlord hereby leases the Premises to Tenant, and Tenant hereby rents the Premises from Landlord, for the Term and subject to the conditions of this Lease.

         2.2. RENEWAL TERM. Provided that this Lease is in full force and effect and Tenant is not in default under the terms hereof, and the Premises are occupied by the Tenant named herein, Landlord hereby grants to Tenant the option to extend the Term of this Lease (the "Renewal Option") on the same terms, conditions and provisions as contained in this Lease, except as otherwise provided herein, for one period of four (4) years and two periods of five (5) years each (a "Renewal Term"). The Initial Term, as extended by any Renewal Term is herein referred to as the Lease Term. In order to exercise the Renewal Option, Tenant must give Landlord written notice thereof not less than two hundred seventy (270) days prior to the Expiration Date of the Term, or the first Renewal Term, as the case may be.

         The annual Base Rent for the Premises during the first Renewal Term shall be $1,285,000.

         The annual Base Rent for the Premises during the second Renewal Term shall be:


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         the annual Base Rent payable during the last full month of the first
         Renewal Term increased at a rate of two and one-half percent (2.5 %) per annum compounded annually over the entire second Renewal Term.

         The annual Base Rent for the Premises during the third Renewal Term, if any, shall be:

         the annual Base Rent payable during the last full month of the second Renewal Term increased at a rate of two and one-half percent (2.5%) per annum compounded annually over the entire third Renewal Term.

         2.3. TYPES OF RENTAL PAYMENTS. Commencing on the Rent Commencement Date, Tenant shall pay rents of (a) annual base rent (as set forth in SECTION
1.12 hereof), payable in monthly installments, in advance, on the first day of each and every calendar month during the term of this Lease (the "Base Rent"); and (b) all costs, expenses and charges of every kind or nature relating to, or incurred in connection with, the ownership and operation of the Premises and the Property and that are attributable to, or become due, during the Term, including, but not limited to, the cost of insurance under SECTION 10.1 hereof (collectively, "Additional Rent"); (c) structural, parking lot and roof replacement reserves in amounts and at times to be determined by Landlord and Tenant; which Landlord presently estimates to be $.10 - .15 per rentable square foot annually. In the event any monthly installment of Base Rent or Additional Rent, or both, is not paid within ten (10) days of the date when due, Tenant shall pay a late charge in an amount equal to the late charge, if any, assessed by Landlord's lender on the Mortgage encumbering the Property (the "Late Charge"). The Late Charge, Base Rent and Additional Rent shall collectively be referred to as "Rent", and shall be payable to Hoyt Properties Inc., 708 South Third Street, Suite 108, Minneapolis, MN 55415 (or such other entity designated as Landlord's management agent, if any, and if Landlord so appoints such a management agent, the "Agent"), or pursuant to such other directions as Landlord shall designate in this Lease or otherwise in writing.

         2.4. COVENANTS CONCERNING RENTAL PAYMENTS. Tenant shall pay the Rent promptly when due, without notice or demand, and without any abatement, deduction or setoff, except as may otherwise be expressly and specifically provided in this Lease. No payment by Tenant, or receipt or acceptance by Landlord, of a lesser amount than the correct Rent shall be deemed to be other than a payment on account, nor shall any endorsement or statement on any check or letter accompanying any payment be deemed an accord or satisfaction, and Agent or Landlord may accept such payment without prejudice to its right to recover the balance due or to pursue any other remedy available to Landlord. If the Commencement Date occurs on a day other than the first day of a calendar month, the Rent due for the first calendar month of the Term shall be prorated on a per diem basis, and the term shall be extended to terminate at the end of the calendar month in which the Expiration Date stated in SECTION 1.6 above occurs.

3.       TAXES

         Tenant agrees to pay as Additional Rent for the Premises (i) all governmental taxes, assessments, fees and charges of every kind or nature (other than Landlord's income taxes), whether general, special, ordinary or extraordinary, due at any time, or from time to time during the Term, and any renewals or extensions thereof, in connection with the ownership, leasing or operation of the Premises, or of the personal property and equipment located therein or used in connection therewith, and (ii) any reasonable expenses incurred by Landlord in contesting such taxes or assessments and/or the assessed value of the Premises (the "Taxes"). All such Taxes shall be paid by Tenant before they become delinquent. The Taxes for the first and last years of the Term will be appropriately prorated. If any special assessments levied against the Premises are payable in installments, Tenant shall be responsible only for those installments that are due and payable during the Term. For purposes hereof, Taxes for any year shall be Taxes that are due for payment or paid in that year, rather than taxes that are assessed or become a lien or accrue during such year. Tenant, at its cost and expense, shall have the right to contest the Taxes levied against the Leased Premises or the valuation assessed there-against, through the commencement of appropriate proceedings (herein "Tax Contest"). Landlord shall cooperate with Tenant in prosecuting any Tax Contest and shall execute any documents reasonably requested by Tenant. Any refund given in such Tax Contest proceeding shall be the sole and exclusive property of Tenant.

         Tenant may pay such Taxes directly to the taxing authority. Any Taxes which Tenant is required to pay shall be paid no later than the date on which such taxes are due. If Tenant fails to pay any Taxes which it is required to pay within the time period provided above, Landlord may, at its option, pay said Taxes, together with any and all penalties and interest, and said amount shall become immediately due and payable as Additional Rent.

4.       USE OF PREMISES; SECURITY DEPOSIT

         4.1. USE OF PREMISES. The Premises shall be used for the purpose(s) set forth in SECTION 1.8 above and for no other purpose whatsoever. Tenant shall not, at any time, use or occupy, or suffer or permit anyone to use or occupy, the Premises, or do or permit anything to be done in the Premises, in any manner that may (a) violate any Certificate of Occupancy for the Premises or the Property; (b) cause, or be liable to cause, injury to the Property or any equipment, facilities or systems therein; (c) constitute a violation of the laws and requirements of any public authority or the requirements of insurance bodies, including any covenant, condition or restriction affecting the Property;
(d) exceed the load bearing capacity of the floor of the


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Premises; or (e) unreasonably annoy, inconvenience or disrupt the operations or tenancies of other tenants or users of the Property or, if any or other users or occupants of the park within which the Property is located, if applicable.

         4.2. SIGNAGE. Tenant shall not affix any sign of any size or character to any portion of the Property, without prior written approval of Landlord, which approval shall not be unreasonably withheld or delayed. Tenant's signage shall comply with all laws, codes, ordinances, restrictions rules and regulations applicable thereto. Tenant shall remove all signs of Tenant upon the expiration or earlier termination of this Lease and immediately repair any damage to the Property caused by, or resulting from, such removal.

         4.3. SECURITY DEPOSIT. Tenant has on August 1, 2000 deposited with Landlord the sum set forth in SECTION 1.11 above, in cash (the "Security"), representing security for the performance by Tenant of the covenants and obligations hereunder. The Security shall be held by Landlord, without interest, in favor of Tenant until the Commencement Date under the Lease, at which time the Security shall be refunded immediately to Tenant without notice or demand. In the event the Security is not refunded by Landlord on the Commencement Date, Tenant shall have the right to offset the Security against installments of Rent as they become due under this Lease, until the Security is exhausted.

If Tenant fails to take possession of the Premises on the Commencement Date, Landlord may retain the Security and exercise any legal or equitable remedies.

5.       CONDITION AND DELIVERY OF PREMISES

         5.1. CONDITION OF PREMISES. Landlord shall deliver the Premises to Tenant in a condition substantially consistent with the Final Plans and Specifications, as may be revised or amended by change orders or Tenant's Extra Work, subject to the "punch list" items (all as hereinafter defined and further described in EXHIBIT "B" hereto). Except as otherwise expressly provided in EXHIBIT "B", Landlord shall not be obligated to make any repairs, replacements or improvements (whether structural or otherwise) of any kind or nature to the Premises in connection with, or in consideration of, this Lease.

         5.2. DELAY IN COMMENCEMENT. Except as otherwise expressly provided in EXHIBIT "B", Landlord shall not be liable to Tenant if Landlord fails to deliver possession of the Premises to Tenant on or before the Delivery Date (as defined in EXHIBIT "B" hereto). The obligations of Tenant under the Lease shall not thereby be affected, except that the Commencement Date shall be delayed to the extent expressly provided in EXHIBIT "B".

6.       SUBORDINATION; NOTICES TO SUPERIOR LESSORS AND MORTGAGEES

         6.1. SUBORDINATION. Provided that Tenant is provided with a reasonable and customary subordination, nondisturbance and attornment agreement duly executed by the holder of any mortgage or deed of trust or the Landlord pursuant to any ground lease, this Lease shall be subject and subordinate at all times to all ground leases or underlying leases which may now exist or hereafter be executed affecting the Premises and/or the land upon which the Premises and Property are situated and to any mortgage or deed of trust which may now exist or be placed upon the Property, land, ground leases or underlying leases, or Landlord's interest or estate in any of said items, which is specified as security. Specifically, Tenant agrees that 1) this Lease is subordinate to a Mortgage granted in favor of General Electric Capital Business Asset Funding Corporation ("GE Capital"); 2) it attorns to GE Capital with such attornment effective upon GE Capital's acquisition to the Property; 3) to execute such further evidence of attornment as GE Capital may request from time to time; and
4) attornment of the Tenant shall not be terminated by foreclosure. Notwithstanding the foregoing, Landlord shall have the right to subordinate or cause to be subordinated any such ground leases or underlying leases or any such liens to this Lease. Tenant shall execute and deliver, upon demand by Landlord and in the form reasonably requested by Landlord, any additional documents evidencing the priority or subordination of this Lease with respect to any such ground leases or underlying leases or any such mortgage or deed of trust.

         6.2. ESTOPPEL CERTIFICATES. Tenant agrees, from time to time and within ten (10) days after request by Landlord, to deliver to Landlord, or Landlord's designee, an estoppel certificate stating such matters pertaining to this Lease as may be reasonably requested by Landlord. Failure by Tenant to timely execute and deliver such certificate shall constitute an acceptance of the Premises and acknowledgment by Tenant that the statements included therein are true and correct without exception. Landlord and Tenant intend that any statement delivered pursuant to this section may be relied upon by any prospective purchaser or mortgagee of the Property or of any interest therein or any other Landlord designee.

         6.3. TRANSFER BY LANDLORD. After the Commencement Date, in the event of a sale or conveyance by Landlord of the Property, the same shall operate to release Landlord from any future liability for any of the covenants or conditions, express or implied, herein contained in favor of Tenant, and in such event Tenant agrees to look solely to Landlord's successor in interest with respect thereto and agrees to attorn to such successor.


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7.       QUIET ENJOYMENT

Subject to the provisions of this Lease, so long as Tenant pays all of the Rent and performs all of its other obligations hereunder, Tenant shall not be disturbed in its possession of the Premises by Landlord, Agent or any other person lawfully claiming through or under Landlord. This covenant shall be construed as a covenant running with the Property and is not a personal covenant of Landlord.

8.       ASSIGNMENT, SUBLETTING AND MORTGAGING

         8.1. PROHIBITION. Tenant acknowledges that this Lease and the Rent due under this Lease have been agreed to by Landlord in reliance upon Tenant's reputation and creditworthiness and upon the continued operation of the Premises by Tenant for the particular use set forth in SECTION 4 above; therefore, Tenant shall not, whether voluntarily, or by operation of law, or otherwise: (a) assign or otherwise transfer this Lease; (b) sublet the Premises or any part thereof, or allow the same to be used or occupied by anyone other than Tenant;, if Tenant shall not remain liable to Landlord for all Tenant obligations, including those under Section 2.3 of the Lease; or (c) mortgage, pledge, encumber, or otherwise hypothecate this Lease or the Premises, or any part thereof, in any manner whatsoever, without in each instance obtaining the prior written consent of Landlord, which consent may be given or withheld in Landlord's sole, but reasonable, discretion. Any purported assignment, mortgage, transfer, pledge or sublease made without the prior written consent of Landlord shall be absolutely null and void. No assignment of this Lease shall be effective and valid unless and until the assignee executes and delivers to Landlord any and all documentation reasonably required by Landlord in order to evidence assignee's assumption of all obligations of Tenant hereunder. Any consent by Landlord to a particular assignment, sublease or mortgage shall not constitute consent or approval of any subsequent assignment, sublease or mortgage, and Landlord's written approval shall be required in all such instances. Any consent by Landlord to any assignment or sublease shall not be deemed to release Tenant from its obligations hereunder and Tenant shall remain fully liable for performance of all obligations under this Lease.

         8.2. RIGHTS OF LANDLORD. If this Lease is assigned, or if the Premises (or any part thereof) are sublet or used or occupied by anyone other than Tenant, whether or not in violation of this Lease, Landlord or may (without prejudice to, or waiver of its rights), collect Rent from the assignee, subtenant or occupant. Landlord or may apply the net amount collected to the Rent herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of any of the provisions of this SECTION 8.

         8.3. PERMITTED TRANSFERS. The provisions of SECTION 8.1(a) shall apply to a transfer of a majority of the voting stock of Tenant or to any other change in voting control of Tenant whether effectuated in one (1) or more transactions, as if such transfer were an assignment of this Lease; but said provisions shall not apply to such a transfer if the successor to Tenant (or any party remaining liable for the obligations of Tenant hereunder) (i) has a net worth at least equal to the net worth of Tenant as of the Commencement Date or
(ii) is capable of satisfying Tenant's obligations hereunder, in Landlord's reasonable judgment. Any such permitted transferee shall execute and deliver to Landlord any and all documentation reasonably required by Landlord in order to evidence assignee's assumption of all obligations of Tenant hereunder.

9.       COMPLIANCE WITH LAWS

         9.1. COMPLIANCE WITH LAWS. As of the Commencement Date and thereafter, Tenant shall, at its sole expense (regardless of the cost thereof), comply with all local, state and federal laws, rules, regulations and requirements now or hereafter in force and all judicial and administrative decisions pertaining thereto (collectively, "Laws") pertaining to the Premises or Tenant's use thereof, including, without limitation, any restrictions of record affecting the Property, any and all laws pertaining to Hazardous Materials (as hereinafter defined) or which otherwise deal with or relate to air or water quality, air emissions, soil or ground conditions or other environmental matters of any kind (collectively, "Environmental Laws") and the Americans with Disabilities Act, 42 U.S.C. Sections 12101-12213, whether or not any of the foregoing were in effect at the time of the execution of this Lease. Landlord warrants that the Premises will on the Commencement Date comply with all Laws including the Americans with Disabilities Act. If any license or permit is required for the conduct of Tenant's business in the Premises, Tenant, at its expense, shall procure such license prior to the Commencement Date, and shall maintain in good standing such license or permit. Tenant shall give prompt notice to Landlord of any written notice it receives of the alleged violation of any law or requirement of any governmental or administrative authority with respect to the Premises or the use or occupation thereof. The judgment of any court of competent jurisdiction, or the admission of Tenant in any action or proceeding against Tenant, whether Landlord is a party thereto or not, that any such Law pertaining to the Premises has been violated, shall be conclusive of that fact as between Landlord and Tenant.

         9.2. HAZARDOUS MATERIALS. If during the Term (or any extension thereof) any Hazardous Material (defined below) is generated, transported, stored, used, treated or disposed of at, to, from, on or in the Premises: (i) Tenant shall, at its own cost, at all times comply (and cause all others to comply) with all laws (federal, state or local) relating to Hazardous Materials,


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including, but not limited to, all Environmental Laws, and Tenant shall further, at its own cost, obtain and maintain in full force and effect at all times all permits and other approvals required in connection therewith; (ii) Tenant shall promptly provide Landlord or Agent with complete copies of all communications, permits or agreements with, from or issued by any governmental authority or agency (federal, state or local) or any private entity relating in any way to the presence, release, threat of release, or placement of Hazardous Materials on or in the Premises or any portion of the Property, or the generation, transportation, storage, use, treatment, or disposal at, on, in or from the Premises, of any Hazardous Materials; (iii) Landlord, Agent and their respective agents and employees shall have the right to enter the Premises and/or conduct appropriate tests for the purposes of ascertaining Tenant compliance with all applicable laws (including Environmental Laws), rules or permits relating in any way to the generation, transport, storage, use, treatment, disposal or presence of Hazardous Materials on, at, in or from the Premises, the Property or any portion thereof; and (iv) upon reasonable written request by Landlord or Agent, Tenant shall provide Landlord with the results of appropriate tests of air, water or soil to demonstrate that Tenant complies with all applicable laws, rules or permits relating in any way to the generation, transport, storage, use, treatment, disposal or presence of Hazardous Materials on, at, in or from the Property or any portion thereof. This SECTION 9.2 does not authorize the generation, transportation, storage, use, treatment or disposal of any Hazardous Materials at, to, from, on or in the Premises in contravention of this SECTION
9. Tenant covenants to investigate, clean up and otherwise remediate any release of Hazardous Materials caused, contributed to or created by (i) Tenant or any of Tenant's officers, directors, invitees, agents, employees, contractors or representatives ("Tenant's Parties") at its sole expense during the Term. Such investigation and remediation shall be performed only after Tenant has obtained Landlord's prior written consent; provided, however, that Tenant shall be entitled to respond immediately to an emergency without first obtaining such consent. All remediation shall be performed in strict compliance with Environmental Laws and to the satisfaction of Landlord. Tenant shall be liable for any and all conditions covered hereby, and for all costs relating thereto, which were caused or created by Tenant or any of Tenant's Parties. Tenant shall not enter into any settlement agreement, consent decree or other compromise with respect to any claims relating to any Hazardous Materials in any way connected to the Premises without first obtaining Landlord's written consent and affording Landlord the reasonable opportunity to participate in any such proceedings. As used herein, the term "Hazardous Materials" shall mean any waste, material or substance (whether in the form of liquids, solids or gases, and whether or not air-borne) which is or may be deemed to be or include a pesticide, petroleum, asbestos, polychlorinated biphenyl, radioactive material, urea formaldehyde or any other pollutant or contaminant which is or may be deemed to be hazardous, toxic, ignitable, reactive, corrosive, dangerous, harmful or injurious, or which presents a risk to public health or to the environment, and which is or becomes regulated by any Environmental Law.

10.      INSURANCE

         10.1. LANDLORD INSURANCE. Landlord shall maintain (a) "all-risk" property insurance covering the Premises (at its full replacement cost), but excluding Tenant's Property, and (b) commercial general public liability insurance covering Landlord for claims arising out of liability for bodily injury, death, personal injury, advertising injury and property damage occurring in and about the Property and otherwise resulting from any acts and operations of Landlord, its agents and employees, and (c) rent loss insurance (collectively, "Landlord's Policies"), all of the above with limits that are required by any lender(s) of Landlord, or as are otherwise reasonably determined by Landlord.

         10.2. TENANT INSURANCE. Tenant shall purchase at its own expense and keep in force during this Lease a policy or policies of (i) "All-risk" property insurance covering its contents (and otherwise resulting from any acts or operations of Tenant); (ii) commercial general liability insurance, including personal injury and property damage, in the amount of not less than Two Million Dollars ($2,000,000.00) per occurrence and Five Million Dollars ($5,000,000.00) annual general aggregate per location, and comprehensive automobile liability insurance covering Tenant against any losses arising out of liability for personal injuries or deaths of persons and property damage occurring in or about the Premises and Property; and (iii) Business Interruption Coverage. Said policies shall (a) name Landlord and any party holding an interest to which this Lease may be subordinated as additional insureds; (b) be issued by an insurance company with a Best rating of A-X or better and otherwise reasonably acceptable to Landlord and licensed to do business in the state in which the Property is located; (c) provide that said insurance shall not be canceled or materially modified unless thirty (30) days' prior written notice shall have been given to Landlord, (d) provide coverage on an occurrence basis; (e) contain a severability of insured parties provision and a cross liability endorsement; (f) be primary, not contributing with, and not in excess of coverage which Landlord may carry; (g) include a fire endorsement. Said policy or policies or, at Landlord's option, Certificate of Insurance on the so-called "ACORD" form 27 evidencing said policies, shall be delivered to Landlord by Tenant upon commencement of the Lease and renewals thereof shall be delivered at least thirty (30) days prior to the expiration of said insurance.

         10.3. WAIVER OF SUBROGATION. To the extent permitted by law, and without affecting the coverage provided by insurance required to be maintained hereunder, Landlord and Tenant each waive any right to recover against the other
(a) damages for injury to or death of persons, (b) damages to property, (c) damages to the Premises or any part thereof or (d) claims arising by reason of the foregoing, to the extent such damages and claims are insured against or required to be insured against by Landlord or Tenant under this Lease. This provision is intended to waive, fully and for the benefit of each party, any rights and/or claims which might give rise to a right of subrogation by any insurance carrier. The coverage obtained by each party pursuant to


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this Lease shall include, without limitation, a waiver of subrogation by the carrier which conforms to the provisions of this section.

11.      ALTERATIONS

         11.1. PROCEDURAL REQUIREMENTS. Tenant may, from time to time, at its expense, make alterations or improvements in and to the Premises (hereinafter collectively referred to as "Alterations"), provided that Tenant first obtains the written consent of Landlord in each instance. Landlord's consent to Alterations shall not be unreasonably withheld, provided that: (a) the Alterations are non-structural and the structural integrity of the Property shall not be affected; (b) the Alterations are to the interior of the Premises;
(c) the proper functioning of the mechanical, electrical, heating, ventilating, air-conditioning ("HVAC"), sanitary and other service systems of the Property shall not be affected; (d) the Alterations have no adverse effect on the Property; (e) Tenant shall have appropriate insurance coverage, reasonably satisfactory to Landlord, regarding the performance and installation of the Alterations; (f) the Alterations shall conform with all other requirements of this Lease including compliance with the Americans with Disabilities Act; and
(g) Tenant shall have provided Landlord with reasonably detailed plans (the "Plans") for such Alterations in advance of requesting Landlord's consent. Additionally, before proceeding with any Alterations, Tenant shall (i) at Tenant's expense, obtain all necessary governmental permits and certificates for the commencement and prosecution of Alterations; (ii) submit to Agent, for Landlord's written approval, working drawings, plans and specifications and all permits for the work to be done and Tenant shall not proceed with such Alterations until it has received said approval; and (iii) cause those contractors, materialmen and suppliers engaged to perform the Alterations to deliver to Landlord Certificates of Insurance (on the so-called "ACORD" Form 27) evidencing policies of commercial general liability insurance (providing the same coverages as required in SECTION 10.2(ii) above) and workers compensation insurance. Such insurance policies shall satisfy the obligations imposed under
SECTION 10.2. After obtaining Landlord's approval to the Alterations, Tenant shall give Landlord at least five (5) days' prior written notice of the commencement of any Alterations at the Premises, and Landlord may elect to record and post notices of commencement of construction, non-responsibility or the like, at the Premises.

         11.2. PERFORMANCE OF ALTERATIONS. Tenant shall cause the Alterations to be performed in compliance with all applicable permits, laws and requirements of public authorities, restrictions of record affecting the Property including the Americans with Disabilities Act. Tenant shall cause the Alterations to be diligently performed in a good and workmanlike manner, using new materials and equipment at least equal in quality and class to the standards for the Property established by Landlord or Agent. Tenant shall obtain all necessary permits and certificates for final governmental approval of the Alterations and shall provide Landlord with "as built" plans, copies of all construction contracts, governmental permits and certificates and proof of payment for all labor and materials, including, without limitation, copies of paid invoices and final lien waivers.

         11.3. LIEN PROHIBITION. Tenant shall pay when due all claims for labor and material furnished to the Premises in connection with the Alterations. Tenant shall not permit any mechanics or materialmen's liens to attach to the Premises, the Property, or Tenant's leasehold estate. Tenant, at its expense, shall procure the satisfaction or discharge of record of all such liens and encumbrances within thirty (30) days after the filing, or Tenant may procure (for Landlord's benefit), a bond or other protection against any such lien or encumbrance. In the event Tenant has not so performed, Landlord may, at its option, pay and discharge such liens and Tenant shall be responsible to reimburse Landlord, on demand and as Additional Rent under this Lease, for all costs and expenses incurred in connection therewith, together with interest thereon at the rate set forth in SECTION 22.3 below, which expenses shall include reasonable fees of attorneys of Landlord's choosing, and any costs in posting bond to effect discharge or release of the lien as an encumbrance against the Premises or the Property.

12.      LANDLORD'S AND TENANT'S PROPERTY

         12.1. LANDLORD'S PROPERTY. Subject to SECTION 12.2 below, the Building Improvements and all fixtures, machinery, equipment, improvements and appurtenances attached to, or built into, the Premises at the commencement of, or during the Term, whether or not placed there by or at the expense of Tenant, shall become and remain a part of the Premises; shall be deemed the property of Landlord (the "Landlord's Property"), without compensation or credit to Tenant; and shall not be removed by Tenant at the Expiration Date unless Landlord requests their removal. Further, any personal property in the Premises on the Commencement Date, movable or otherwise, unless installed and paid for by Tenant, shall be and shall remain the property of Landlord and shall not be removed by Tenant. In no event shall Tenant remove any of the following materials or equipment without Landlord's prior written consent: any power wiring or power panels, lighting or lighting fixtures, wall or window coverings, carpets or other floor coverings, heaters, air conditioners or any other HVAC equipment, fencing or security gates, or other similar building operating equipment and decorations.

         12.2. TENANT'S PROPERTY. All movable non-structural partitions, business and trade fixtures, machinery and equipment, communications equipment and office equipment, that are installed in the Premises by, or for the account of, Tenant and that can be removed without structural damage to the Property, and all furniture, furnishings and other articles of movable personal property owned by Tenant and located in the Premises (collectively, the "Tenant's Property") shall be and shall remain the property of Tenant and may be removed by Tenant at any time during the Term, provided Tenant repairs or pays the cost of repairing any damage to the Premises or to the Property resulting from the installation and/or removal thereof. At or before the Expiration Date, or the date of any earlier termination, Tenant, at its expense, shall remove from the Premises all of Tenant's Property and any Alterations (except such items thereof as Landlord shall have expressly permitted, in writing, to remain, which property shall become the property of Landlord), and Tenant shall repair any damage to the Premises or the Property resulting from any installation and/or removal of Tenant's Property. Any other items of Tenant's Property that shall remain in the Premises after the Expiration Date, or following an earlier termination date, may, at the option of Landlord, be deemed to have been abandoned, and in such case, such items may be retained by Landlord as its property or be disposed of by Landlord, in Landlord's sole and absolute discretion and without accountability, at Tenant's expense. Notwithstanding the foregoing, if Tenant is in default under the terms of this Lease, it may remove Tenant's Property from the Premises only upon the express written direction of Landlord.

13.      REPAIRS AND MAINTENANCE

Tenant shall, at its expense, throughout the Term, maintain and preserve, in first class condition, (subject to normal and customary wear and tear), the Premises and the fixtures and appurtenances therein. Except as otherwise specifically provided in EXHIBIT "B" hereto, Tenant shall also be responsible for all structural and non-structural repairs and replacements, interior and exterior, ordinary and extraordinary, in and to the Premises and the facilities and systems thereof (but not limited to, the roof, the Premises, sidewalks, driveways, curbs, loading areas, landscaped areas and parking lot, and the electrical, mechanical, HVAC, and plumbing systems). Tenant shall enter into a preventative maintenance and service contract with a reputable service provider for maintenance of the HVAC systems of the Premises. Without limiting the generality of the foregoing, any repairs or replacements required to be made by Tenant including repairs to the mechanical, electrical, sanitary, HVAC, or other systems of the Premises shall be performed, at Tenant's expense, by appropriately licensed contractors. All such repairs or replacements shall be subject to the supervision and control of Landlord, and all repairs and replacements shall be made with materials of equal or better quality than the items being repaired or replaced. After Substantial Completion of the Premises, Landlord shall transfer to Tenant all warranties Landlord has received with respect to any and all work, maintenance and service for which Tenant is responsible under the terms and conditions of this Lease. Tenant shall comply with all post-construction requirements including those relating to the load bearing capacity of the Improvements as set forth in the Final Plans and Specifications or as otherwise directed by Landlord.

14.      UTILITIES

Tenant shall purchase all utility services from the utility or municipality providing such service; shall provide for scavenger, cleaning and extermination services; and shall pay for such services when payments are due. Tenant shall be solely responsible for the repair and maintenance of any meters necessary in connection with such services. Tenant's use of electrical energy in the Premises shall not, at any time, exceed the capacity of either or both of (i) any of the electrical conductors and equipment in or otherwise servicing the Premises; and
(ii) the Property's HVAC systems.

15.      INVOLUNTARY CESSATION OF SERVICES

Landlord shall have no liability or responsibility for a cessation of services to the Premises or to the Property that occurs as a result of causes beyond Landlord's reasonable control. No such interruption of service shall be deemed an eviction or disturbance of Tenant's use and possession of the Premises or any part thereof, or render Landlord liable to Tenant for damages, or relieve Tenant from performance of Tenant's obligations under this Lease, including, but not limited to, the obligation to pay Rent; provided, however, that if any interruption of services persists for a period in excess of five (5) consecutive business days Tenant shall, as Tenant's sole remedy, be entitled to a proportional abatement of Rent to the extent, if any, of any actual loss of use of the Premises by Tenant.

16.      LANDLORD'S RIGHTS

Landlord, Agent and their respective agents, employees and representatives shall have the right to enter and/or pass through the Premises at any time or times upon reasonable prior notice (except in the event of emergency) (a) to examine and inspect the Premises and to show them to actual and prospective lenders, prospective purchasers or mortgagees of the Property or providers of capital to Landlord and its affiliates; and (b) to make such repairs, alterations, additions and improvements in or to the Premises and/or in or to the Property or its facilities and equipment as Landlord is required or desires to make. Landlord and Agent shall be allowed to take all materials into and upon the Premises that may be required in connection with any repairs, alterations, additions or improvements, without any liability to Tenant and without any reduction or modification of Tenant's covenants and obligations hereunder; provided, however, that Landlord shall use reasonable efforts to avoid interference with Tenant's business operations and Tenant's occupancy and use of the Premises. Additionally, Landlord and Agent shall have the following rights exercisable, without notice to Tenant, without liability to Tenant, and without being deemed an eviction or disturbance of Tenant's use or possession of the Premises or giving rise to any claim for setoff or abatement of Rent: (i) to


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


designate and approve, prior to installation, all types of signs; (ii) to have pass keys, access cards, or both, to the Premises; and (iii) to decorate, remodel, repair, alter or otherwise prepare the Premises for reoccupancy at any time after Tenant vacates or abandons the Premises for more than thirty (30) consecutive days or with no intention of reoccupying the Premises. During the period of six (6) months prior to the Expiration Date (or at any time, if Tenant has vacated or abandoned the Premises or is otherwise in default under this Lease), Landlord and its agents may exhibit the Premises to prospective tenants and erect a "For Lease" sign thereon.

17.      NON-LIABILITY AND INDEMNIFICATION

         17.1. NON-LIABILITY. Except as provided in SECTION 17.2.2, Landlord or its affiliates, owners, partners, directors, officers, agents and employees shall not be liable to Tenant for any loss, injury, or damage, to Tenant or to any other person, or to its or their property, irrespective of the cause of such injury, damage or loss. Further, except as provided in SECTION 17.2.2, Landlord, or its respective members, partners, directors, officers, agents and employees shall not be liable (a) for any damage caused by other tenants or persons in, upon or about the Property, or caused by operations in construction of any public or quasi-public work; (b) with respect to matters for which Landlord is liable, for consequential or indirect damages purportedly arising out of any loss of use of the Premises or any equipment or facilities therein by Tenant or any person claiming through or under Tenant; (c) any latent defect in the Premises or the Property; (d) injury or damage to person or property caused by fire, or theft, or resulting from the operation of heating or air conditioning or lighting apparatus, or from falling plaster, or from steam, gas, electricity, water, rain, snow, ice, or dampness, that may leak or flow from any part of the Property, or from the pipes, appliances or plumbing work of the same.

         17.2.    INDEMNIFICATION

                  17.2.1. TENANT INDEMNIFICATION. Tenant hereby indemnifies, defends, and holds Landlord and its affiliates, members, owners, partners, directors, officers, agents and employees (collectively, "Landlord Indemnified Parties") harmless from and against any and all Losses (defined below) arising from or in connection with (a) the conduct or management of either or both the Property and the Premises or any business therein, or any work, Tenant Improvements, or Alterations done, or any condition created (other than by Landlord) in or about the Premises during the Term or during the period of time, if any, prior to the Commencement Date that Tenant may have been given access to the Premises; (b) any act, omission or negligence of Tenant or Tenant's Parties; (c) any accident, injury or damage whatsoever (unless caused by Landlord's gross negligence or willful misconduct) occurring in, at or upon either or both the Property and the Premises;
         (d) any breach by Tenant of any of its warranties, representations or covenants under this Lease; (e) any actions necessary to protect Landlord's interest under this Lease in a bankruptcy proceeding or other proceeding under the Bankruptcy Code; (f) any violation or alleged violation by Tenant of any Laws, including, without limitation, any Environmental Law; (g) any breach of the provisions of Article 9 by Tenant or any of Tenant's Parties; (h) any generation, transport, storage, use, treatment, disposal or presence on, about or from the Premises or the Property of any Hazardous Materials; (i) claims for work or labor performed or materials supplies furnished to or at the request of Tenant; and (j) claims arising from any breach or default on the part of Tenant in the performance of any covenant contained in this Lease (collectively, "Tenant's Indemnified Matters"). In case any action or proceeding is brought against any or all of Landlord and the Landlord Indemnified Parties by reason of any of Tenant's Indemnified Matters, Tenant, upon notice from any or all of Landlord, Agent or any Superior Party (defined below), shall resist and defend such action or proceeding by counsel reasonably satisfactory to Landlord. The term "Losses" shall mean all claims, demands, expenses, actions, judgments, damages (whether direct or indirect, known or unknown, foreseen or unforeseen), penalties, fines, liabilities, losses of every kind and nature (including, without limitation, property damage, diminution in value of Landlord's interest in the Premises or the Property, damages for the loss or restriction on use of any space or amenity within the Premises or the Property, damages arising from any adverse impact on marketing space in the Property, sums paid in settlement of claims and any costs and expenses associated with injury, illness or death to or of any person), suits, administrative proceedings, costs and fees, including, without limitation, attorneys' and consultants' fees and expenses, and the costs of cleanup, remediation, removal and restoration, that are in any way related to any matter covered by the foregoing indemnity. The provisions of this SECTION 17.2.1 shall survive the expiration or termination of this Lease.

                  17.2.2. LANDLORD INDEMNIFICATION. Landlord hereby indemnifies, defends and holds Tenant harmless from and against any and all claims, losses, costs, damages (actual, but not consequential or speculative), judgments, causes of action, administrative proceedings and third party expenses (including, but not limited to, court costs and reasonable attorneys' fees) actually suffered or incurred by Tenant as the sole and direct result of any negligent, willful or intentional acts or omissions of any or all of Landlord, Agent and any parties within the direct and sole control of either of Landlord or Agent. In the event that any action or proceeding is brought against Tenant, and the foregoing indemnity is applicable to such action or proceeding, then Landlord, upon notice from Tenant, shall resist and defend such action or proceeding by counsel reasonably satisfactory to Tenant. Notwithstanding anything to the contrary set forth in this Lease, however, in all events and under all circumstances, the liability of Landlord to Tenant shall be limited to the interest of Landlord in the Property, and Tenant agrees to look solely to Landlord's interest in the Property for the recovery of any judgment or award against Landlord, it being intended that Landlord shall not be personally liable for any judgment or deficiency. The provisions of this SECTION 17.2.2 shall survive the expiration or termination of this Lease.

         17.3. FORCE MAJEURE. The obligations of Tenant hereunder shall not be affected, impaired or excused, and Landlord shall have no liability whatsoever to Tenant, with respect to any act, event or circumstance arising out of (a) Landlord's failure to fulfill, or delay in fulfilling any of its obligations under this Lease by reason of labor dispute, governmental preemption of property in connection with a public emergency or shortages of fuel, supplies, or labor, or any other cause, whether similar or dissimilar, beyond Landlord's reasonable control; or (b) any failure or defect in the supply, quantity or character of utilities furnished to the Premises, or by reason of any requirement, act or omission of any public utility or others serving the Property, beyond Landlord's reasonable control.

18.      DAMAGE OR DESTRUCTION

         18.1. NOTIFICATION AND REPAIR. Tenant shall give prompt notice to Landlord and Agent of (a) any fire or other casualty to the Premises or the Property, and (b) any damage to or defect in any part or appurtenance of the Property's sanitary, electrical, HVAC, elevator or other systems located in or passing through the Premises or any part thereof. Subject to the provisions of
SECTION 18.3 below, if the Property or the Premises is damaged by fire or other insured casualty, Landlord shall repair (or cause Agent to repair) the damage and restore and rebuild the Property and/or the Premises (except for Tenant's Property) with reasonable dispatch after (x) notice to it of the damage or destruction and (y) the adjustment of the insurance proceeds attributable to such damage. Subject to the provisions of SECTION 18.3 below, Tenant shall not be entitled to terminate this Lease and no damages, compensation or claim shall be payable by Landlord for purported inconvenience, loss of business or annoyance arising from any repair or restoration of any portion of the Premises or of the Property pursuant to this Section. Landlord (or Agent, as the case may be) shall use its diligent, good faith efforts to make such repair or restoration promptly and in such manner as not to unreasonably interfere with Tenant's use and occupancy of the Premises, but Landlord or Agent shall not be required to do such repair or restoration work except during normal business hours of business days.

         18.2. RENTAL ABATEMENT. If (a) the Property is damaged by fire or other casualty thereby causing the Premises to be inaccessible or (b) the Premises are partially damaged by fire or other casualty, the Rent shall be proportionally abated to the extent of any actual loss of use of the Premises by Tenant.

         18.3. TOTAL DESTRUCTION. If the Property or the Premises shall be totally destroyed by fire or other casualty, or if the Property shall be so damaged by fire or other casualty that (in the opinion of a reputable contractor or architect designated by Landlord) (i) its repair or restoration requires more than one hundred eighty (180) days or (ii) such repair or restoration requires the expenditure of more than fifty percent (50%) of the full insurable value of the Property immediately prior to the casualty or (iii) the damage (x) is less than the amount stated in (ii) above, but more than ten percent (10%) of the full insurable value of the Property; and (y) occurs during the last two (2) years of the Initial Term or Renewal Term, Landlord and Tenant shall each have the option to terminate this Lease (by so advising the other, in writing) within ten (10) days after said contractor or architect delivers written notice of its opinion to Landlord and Tenant, but in all events prior to the commencement of any restoration of the Premises or the Property by Landlord. In such event, the termination shall be effective as of the date upon which either Landlord or Tenant, as the case may be, receives timely written notice from the other terminating this Lease pursuant to the preceding sentence. If neither Landlord nor Tenant timely delivers a termination notice, this Lease shall remain in full force and effect. If (A) any holder of a mortgage or deed of trust encumbering the Property or landlord pursuant to a ground lease encumbering the Property (collectively, "Superior Parties") or other party entitled to the insurance proceeds fails to make such proceeds available to Landlord in an amount sufficient for restoration of the Premises or the Property, or (B) the issuer of any casualty insurance policies on the Property fails to make available to Landlord sufficient proceeds for restoration of the Premises or the Property, then Landlord may, at Landlord's sole option, terminate this Lease by giving Tenant written notice to such effect within thirty (30) days after Landlord receives notice from the Superior Party or insurance company, as the case may be, that such proceeds shall not be made available, in which event the termination of this Lease shall be effective as of the date Tenant receives written notice from Landlord of Landlord's election to terminate this Lease. For purposes of this SECTION 18.3 only, "full insurable value" shall mean replacement cost, less the cost of footings, foundations and other structures below grade.

19.      EMINENT DOMAIN

If the whole, or any substantial portion, of the Property is taken or condemned for any public use under any Law or by right of eminent domain, or by private purchase in lieu thereof, and such taking would prevent or materially interfere with the Permitted Use of the Premises, this Lease shall terminate effective when the physical taking of said Premises occurs. If less than a substantial portion of the Property is so taken or condemned, or if the taking or condemnation is temporary (regardless of the portion of the Property affected), this Lease shall not terminate, but the Rent payable hereunder shall be proportionally abated to the extent of any actual loss of use of the Premises by Tenant. Landlord shall be entitled to any and all payment, income, rent or award, or any interest therein whatsoever, which may be paid or made in connection with such a taking or conveyance, and Tenant shall have no claim against Landlord for the value of any unexpired portion of this Lease. Notwithstanding the foregoing, any compensation specifically awarded to Tenant for loss of business or goodwill, or for its personal property, shall be the property of Tenant.

20.      SURRENDER AND HOLDOVER

On the last day of the Term, or upon any earlier termination of this Lease, or upon any re-entry by Landlord upon the Premises, (a) Tenant shall quit and surrender the Premises to Landlord "broom-clean" and in good order, condition and repair, except for ordinary wear and tear and such damage or destruction as Landlord is required to repair or restore under this Lease, and (b) Tenant shall remove all of Tenant's Property therefrom, except as otherwise expressly provided in this Lease. The obligations imposed under the preceding sentence shall survive the termination or expiration of this Lease. If Tenant remains in possession after the Expiration Date hereof or after any earlier termination date of this Lease or of Tenant's right to possession: (a) Tenant shall be deemed a tenant-at-will; (b) Tenant shall pay one hundred fifty percent (150%) of the aggregate of the Base Rent and Additional Rent last prevailing hereunder, and also shall pay all damages sustained by Landlord, directly by reason of Tenant's remaining in possession after the expiration or termination of this Lease; (c) there shall be no renewal or extension of this Lease by operation of law; and (d) the tenancy-at-will may be terminated upon thirty (30) days' written notice from Landlord. The provisions of this SECTION 20 shall not constitute a waiver by Landlord of any re-entry rights of Landlord provided hereunder or by law.

21.      EVENTS OF DEFAULT

         21.1. DEFAULT PROVISIONS. Without limitation of the other terms and provisions of this Lease, each of the following shall constitute a default by Tenant under this Lease: (a) if Tenant fails to pay Rent or any other payment when due hereunder; or (b) if Tenant fails, whether by action or inaction, to timely comply with, or satisfy, any or all of the obligations imposed on Tenant under this Lease (other than the obligation to pay Rent) for a period of thirty
(30) days after Landlord's delivery to Tenant of written notice of such default under this SUBSECTION 21.1; provided, however, that if the default cannot, by its nature, be cured within such thirty (30) day period, but Tenant commences and diligently pursues a cure of such default promptly within the initial thirty
(30) day cure period, then Landlord shall not exercise its remedies under
SECTION 22 unless such default remains uncured for more than sixty (60) days after Landlord's notice.

         21.2. BANKRUPTCY OF TENANT. It shall be a default by Tenant under this Lease if Tenant makes an assignment for the benefit of creditors, or files a voluntary petition under any state or federal bankruptcy or insolvency law, or an involuntary petition alleging an act of bankruptcy or insolvency is filed against Tenant under any state or federal bankruptcy or insolvency law that is not dismissed within ninety (90) days, or whenever a petition is filed by or against (to the extent not dismissed within ninety (90) days) Tenant under the reorganization provisions of the United States Bankruptcy Code or under the provisions of any law or like import, or whenever a petition shall be filed by Tenant under the arrangement provisions of the United States Bankruptcy Code or similar law, or whenever a receiver of Tenant, or of, or for, the property of Tenant shall be appointed, or Tenant admits it is insolvent or is not able to pay its debts as they mature.

22.      RIGHTS AND REMEDIES

         22.1. LANDLORD'S CURE RIGHTS UPON DEFAULT OF TENANT. If Tenant defaults in the performance of any of its obligations under this Lease, Landlord, without thereby waiving such default, may (but shall not be obligated to) perform the same for the account, and at the expense of, Tenant upon compliance with any notice requirements and cure periods set forth in SECTION 21.2.

         22.2. LANDLORD'S REMEDIES. In the event of any default by Tenant under this Lease, Landlord, at its option, and after the proper notice and cure period, but without additional notice or demand from Landlord, if any, as provided in SECTION 21.1 has expired, may, in addition to all other rights and remedies provided in this Lease, or otherwise at law or in equity: (a) terminate this Lease and Tenant's right of possession of the Premises, and recover all damages to which Landlord is entitled under law, specifically including, without limitation, accelerated Base Rent and Additional Rent attributable to the balance of the Term, and all Landlord's reasonable expenses of reletting the Premises (including repairs, alterations, improvements, additions, decorations, legal fees and brokerage commissions), or (b) terminate Tenant's right of possession of the Premises without terminating this Lease; provided, however, that Landlord shall use its reasonable efforts, whether Landlord elects to proceed under Subsections (a) or (b) above, to relet the Premises, or any part thereof for the account of Tenant, for such rent and term and upon such terms and conditions as are acceptable to Landlord. If Landlord elects to pursue its rights and remedies under Subsection (b), then Landlord shall at any time have the further right and remedy to rescind such election and pursue its rights and remedies under Subsection (a). For purposes of any reletting, Landlord is authorized to decorate, repair, alter and improve the Premises to the extent deemed necessary by Landlord, in its sole, but reasonable, discretion. If the Premises are relet and a sufficient sum is not realized therefrom, to satisfy the payment, when due, of Base Rent and Additional Rent reserved under the Lease for any monthly period (after payment of all Landlord's reasonable expenses of reletting), then Tenant shall, in Landlord's sole judgment, either (i) pay any such deficiency monthly or (ii) pay such deficiency on an accelerated basis, which accelerated deficiency shall be discounted at a rate of eight percent (8%) per annum. If Landlord fails to relet the Premises, then Tenant shall pay to Landlord the sum of (x) the projected costs of Landlord's reasonable expenses of reletting (including the anticipated costs of repairs, alterations, improvements, additions, legal fees and brokerage commissions) as reasonably estimated by Landlord and (y) the accelerated amount of Base Rent and Additional Rent due under the Lease for the balance of the Term, discounted at a rate of eight percent (8%) per annum. Tenant agrees that Landlord may file suit to recover any sums due to Landlord hereunder from time to time and that such suit or recovery of any amount due Landlord hereunder shall not be any defense to any subsequent action brought for any amount not theretofore reduced to judgment in favor of Landlord. In the event Landlord elects, pursuant to Subsection (b) of this
SECTION 22.2, to terminate Tenant's right of possession only, without terminating this Lease, Landlord may, at Landlord's option, enter into the Premises, remove Tenant's Property, Tenant's signs and other evidences of tenancy, and take and hold possession thereof, as provided in SECTION 20 hereof; provided, however, that such entry and possession shall not terminate this Lease or release Tenant, in whole or in part, from Tenant's obligation to pay the Base Rent and Additional Rent reserved hereunder for the full Term, or from any other obligation of Tenant under this Lease. Any and all property that may be removed from the Premises by Landlord pursuant to the authority of the Lease or of law, to which Tenant is or may be entitled, may be handled, removed or stored by Landlord at the risk, cost and expense of Tenant, and in no event or circumstance shall Landlord be responsible for the value, preservation or safekeeping thereof. Tenant shall pay to Landlord, upon demand, any and all expenses incurred in such removal and all storage charges against such property so long as the same shall be in Landlord's possession or under Landlord's control. Any such property of Tenant not retaken from storage by Tenant within thirty (30) days after the end of the Term, however terminated, shall be conclusively presumed to have been conveyed by Tenant to Landlord under this Lease as in a bill of sale, without further payment or credit by Landlord to Tenant.

         22.3. ADDITIONAL RIGHTS OF LANDLORD. Any and all costs, expenses and disbursements, of any kind or nature, incurred by Landlord or Agent in connection with the enforcement of any and all of the terms and provisions of this Lease, including reasonable attorneys' fees (through all appellate proceedings), shall be due and payable (as Additional Rent) upon Landlord's submission of an invoice therefor. All sums advanced by Landlord or Agent on account of Tenant under this Section, or pursuant to any other provision of this Lease, and all Base Rent and Additional Rent, if delinquent or not paid by Tenant and received by Landlord when due hereunder, shall bear interest at the rate of five percent (5%) per annum above the "prime" or "reference" or "base" rate of interest publicly announced as such, from time to time, by The First National Bank of Chicago, from the due date thereof until paid, and such interest shall be and constitute Additional Rent and be due and payable upon Landlord's or Agent's submission of an invoice therefor. The various rights, remedies and elections of Landlord reserved, expressed or contained herein are cumulative and no one of them shall be deemed to be exclusive of the others or of such other rights, remedies, options or elections as are now or may hereafter be conferred upon Landlord by law.

         22.4. EVENT OF BANKRUPTCY. In addition to, and in no way limiting the other remedies set forth herein, Landlord and Tenant agree that if Tenant ever becomes the subject of a voluntary or involuntary bankruptcy, reorganization, composition, or other similar type proceeding under the federal bankruptcy laws, as now enacted or hereinafter amended, then: (a) "adequate assurance of future performance" by Tenant and/or any assignee of Tenant pursuant to Bankruptcy Code Section 365 will include (but not be limited to) payment of an additional/new security deposit in the amount of three (3) times the then-current Base Rent payable hereunder; (b) any person or entity to which this Lease is assigned pursuant to the provisions of the Bankruptcy Code, shall be deemed, without further act or deed, to have assumed all of the obligations of Tenant arising under this Lease on and after the effective date of such assignment. Any such assignee shall, upon demand by Landlord, execute and deliver to Landlord an instrument confirming such assumption of liability; (c) notwithstanding anything in this Lease to the contrary, all amounts payable by Tenant to or on behalf of Landlord under this Lease, whether or not expressly denominated as "Rent", shall constitute "rent" for the purposes of Section 502(b)(6) of the Bankruptcy Code; and (d) if this Lease is assigned to any person or entity pursuant to the provisions of the Bankruptcy Code, any and all monies or other considerations payable or otherwise to be delivered to Landlord or Agent (including Base Rent, Additional Rent and other amounts hereunder), shall be and remain the exclusive property of Landlord and shall not constitute property of Tenant or of the bankruptcy estate of Tenant. Any and all monies or other considerations constituting Landlord's property under the preceding sentence not paid or delivered to Landlord or Agent shall be held in trust by Tenant or Tenant's bankruptcy estate for the benefit of Landlord and shall be promptly paid to or turned over to Landlord.

23.      BROKER

Tenant covenants, warrants and represents that the broker set forth in SECTION 1.10(A) was the only broker to represent Tenant in the negotiation of this Lease ("Tenant's Broker"). Landlord covenants, warrants and represents that the broker set forth in SECTION 1.10(B) was the only broker to represent Landlord in the negotiation of this Lease ("Landlord's Broker"). Landlord shall be solely responsible for paying the commission of Landlord's Broker. Each party agrees to and hereby does defend, indemnify and hold the other harmless against and from any brokerage commissions or finder's fees or claims therefor by a party claiming to have dealt with the indemnifying party and all costs, expenses and liabilities in connection therewith, including, without limitation, reasonable attorneys' fees and expenses, for any breach of the foregoing. The foregoing indemnification shall survive the termination of this Lease for any reason.

24.      MISCELLANEOUS

         24.1. MERGER. All prior understandings and agreements between the parties are merged in this Lease, which alone fully and completely expresses the agreement of the parties. No agreement shall be effective to modify this Lease, in whole or in part, unless such agreement is in writing, and is signed by the party against whom enforcement of said change or modification is sought.

         24.2. NOTICES. Any notice required to be given by either party pursuant to this Lease, shall be in writing and shall be deemed to have been properly given, rendered or made only if personally delivered, or if sent by Federal Express or other comparable commercial overnight delivery service, addressed to the other party at the addresses set forth below (or to such other address as Landlord or Tenant may designate to each other from time to time by written notice), and shall be deemed to have been given, rendered or made on the day so delivered or on the first business day after having been deposited with the courier service:

If to Landlord;                             Hoyt Properties Inc.
                                            708 South Third Street
                                            Suite 108
                                            Minneapolis, MN 55415

If to Tenant:                               Datalink Corporation
                                            7423 Washington Ave. So.
                                            Minneapolis, MN   55439

If to Tenant after Lease Commencement:      Datalink Corporation
                                            8170 Upland Circle
                                            Chanhassen, Minnesota 55317

         24.3 NON-WAIVER. The failure of either party to insist, in any one or more instances, upon the strict performance of any one or more of the obligations of this Lease, or to exercise any election herein contained, shall not be construed as a waiver or relinquishment for the future of the performance of such one or more obligations of this Lease or of the right to exercise such election, but the Lease shall continue and remain in full force and effect with respect to any subsequent breach, act or omission. The receipt and acceptance by Landlord or Agent of Base Rent or Additional Rent with knowledge of breach by Tenant of any obligation of this Lease shall not be deemed a waiver of such breach.

         24.4 LEGAL COSTS. Any party in breach or default under this Lease (the "Defaulting Party") shall reimburse the other party (the "Nondefaulting Party") upon demand for any legal fees and court (or other administrative proceeding) costs or expenses that the Nondefaulting Party incurs in connection with the breach or default, regardless whether suit is commenced or judgment entered. Such costs shall include legal fees and costs incurred for the negotiation of a settlement, enforcement of rights or otherwise. Furthermore, in the event of litigation, the court in such action shall award to the party in whose favor a judgment is entered a reasonable sum as attorneys' fees and costs, which sum shall be paid by the losing party. Tenant shall pay Landlord's attorneys' reasonable fees incurred in connection with Tenant's request for Landlord's consent under provisions of this Lease governing assignment and subletting, or in connection with any other act which Tenant proposes to do and which requires Landlord's consent.

         24.5 PARTIES BOUND. Except as otherwise expressly provided for in this Lease, this Lease shall be binding upon and inure the benefit of, the successors and assignees of the parties hereto. Tenant hereby releases Landlord named herein from any obligations of Landlord for any period subsequent to the conveyance and transfer of Landlord's ownership interest in the Property. In the event of such conveyance and transfer, Landlord's obligations shall thereafter be binding upon each transferee (whether Successor Landlord or otherwise). No obligation of Landlord shall arise under this Lease until the instrument is signed by, and delivered to, both Landlord and Tenant.

         24.6 RECORDATION OF LEASE. Tenant shall not record or file this Lease (or any memorandum hereof) in the public records of any county or state.

         24.7 SURVIVAL OF OBLIGATIONS. Upon the expiration or other termination of this Lease, neither party shall have any further obligation or liability to the other except as otherwise expressly provided in this Lease and except for such obligations as, by their nature or under the circumstances, can only be, or by the provisions of this Lease, may be performed after such expiration or other termination.

         24.8 GOVERNING LAW; CONSTRUCTION. This Lease shall be governed by and construed in accordance with the laws of the state in which the Property is located. If any provision of this Lease shall be invalid or unenforceable, the remainder of this Lease shall not be affected but shall be enforced to the extent permitted by law. The captions, headings and titles in this Lease are solely for convenience of reference and shall not affect its interpretation. This Lease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Lease to be drafted. Each covenant, agreement, obligation, or other provision of this Lease to be performed by Tenant, shall be construed as a separate and independent covenant of Tenant, not dependent on any other provision of this Lease. All terms and words used in this Lease, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require. This Lease may be executed in counterpart and, when all counterpart documents are executed, the counterparts shall constitute a single binding instrument.

         24.9 TIME. Time is of the essence of this Lease. If the time for performance hereunder falls on a Saturday, Sunday or a day that is recognized as a holiday in the state in which the Property is located, then such time shall be deemed extended to the next day that is not a Saturday, Sunday or holiday in said state.

         24.10 AUTHORITY OF TENANT. If Tenant is a corporation, partnership, association or any other entity, it shall deliver to Landlord, concurrently with the delivery to Landlord of an executed Lease, certified resolutions of Tenant's directors or other governing person or body (i) authorizing execution and delivery of this Lease and the performance by Tenant of its obligationshereunder and (ii) certifying the authority of the party executing the Lease as having been duly authorized to do so.

         24.11 WAIVER OF TRIAL BY JURY. THE LANDLORD AND THE TENANT, TO THE FULLEST EXTENT THAT THEY MAY LAWFULLY DO SO, HEREBY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT BY ANY PARTY TO THIS LEASE WITH RESPECT TO THIS LEASE, THE PREMISES, OR ANY OTHER MATTER RELATED TO THIS LEASE OR THE PREMISES.

         24.12 SUBMISSION OF LEASE. Submission of this Lease to Tenant for signature does not constitute a reservation of space or an option to lease. This Lease is not effective until execution by and delivery to both Landlord and Tenant.

         24.13 RIGHT OF FIRST OPPORTUNITY TO PURCHASE. If at any time during the Lease Term the Landlord decides to market the Property for sale, Landlord shall advise Tenant in writing of its intent to market the Property, and indicate terms upon which Landlord would sell the Property to a qualified third party. Tenant shall have thirty (30) days from the date of receipt of such notice to negotiate with Landlord a purchase in general conformity with Landlord's terms. Landlord and Tenant agree to negotiate in good faith. After such thirty (30) day period (if Landlord and Tenant have not executed a Purchase Agreement), Landlord may market the Property to third party prospective buyers without regard to any right(s) to purchase the Property by Tenant pursuant to this Lease. If Landlord enters into an agreement to sell the Property to a third party, Tenant agrees to execute an Estoppel confirming (a) the status of the Lease and (b) Tenant's waiver of right(s) to purchase the Property. Tenant's rights hereunder shall not survive past the initial sale of the Property to a third party. Future owners of the Property shall have no obligation to offer Tenant any such opportunity to purchase the Property.

         24.14 RIDERS. All Riders and Exhibits attached hereto and executed (or initialed both by Landlord and Tenant) shall be deemed to be a part hereof and hereby incorporated herein.

         IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Lease as of the day and year first above written.

                       LANDLORD:      Hoyt/DTLK LLC

                                      By:   /s/ Steve B. Hoyt
                                            ----------------------------------
                                            Its:  Chief Manager

                       TENANT:        Datalink Corporation

                                      By:   /s/ Greg Meland
                                            ----------------------------------
                                            Its:  President & CEO

                                 LEASE EXHIBIT A

                                LEGAL DESCRIPTION

           Lot 5, Block 1, Chanhassan Lakes Business Park 7th Addition

                            Carver County, Minnesota

                                 LEASE EXHIBIT B

                          CONSTRUCTION OF IMPROVEMENTS

         This Exhibit B to the Lease sets forth the rights and obligations of Landlord and Tenant with respect to the construction of the Improvements (as hereinafter defined).

         1. DEFINITIONS: For purposes of this Exhibit, the following terms shall have the following meanings, and terms which are not defined below, but which are defined in the Lease shall have such meanings herein as are ascribed to such terms by the Lease:

                  (a) PRELIMINARY DRAWINGS: The term "Preliminary Drawings" shall mean the outline specifications and preliminary drawings prepared on behalf of Landlord and approved by Tenant for the Improvements to be constructed by Landlord which are described in attached EXHIBIT B-1.

                  (b) IMPROVEMENTS: The term "Building Improvements" shall mean a 2 story building (the "Building") located on the Property containing approximately 103,825 square feet, together with all building shell improvements and all related nonstructural improvements and utilities to be located on the Property, to be as more particularly shown and described in the Building Improvements Final Plans and Specifications (defined below) to be prepared by Landlord as hereinafter provided. Building Improvements shall not include the "Tenant Improvements" referred to in Section 1(d) below.

                  (c) SUBSTANTIAL COMPLETION AND SUBSTANTIALLY COMPLETE. The terms "Substantial Completion" and "Substantially Complete" shall each mean the earlier of: (i) the date when the construction of the Building Improvements and the Tenant Improvements have been substantially completed in accordance with the requirements of the Final Plans and Specifications and the Tenant Improvement Plans and Specifications, respectively, excepting only "punch list items", or
         (ii) the date Tenant begins conducting business or commences operations within the Building, or (iii) the issuance of a temporary or permanent certificate of occupancy by the City of Chanhassen.

                  (d) TENANT IMPROVEMENTS. "Tenant Improvements" shall mean the alterations, additions or improvements to be made or constructed to the interior of the Building in excess of Building Improvements.

         2. CONSTRUCTION OF BUILDING IMPROVEMENTS: The parties acknowledge that they currently contemplate that Landlord shall cause the General Contractor to construct the Improvements in substantial accordance with the Preliminary Drawings; and that the final plans, specifications and working drawings for the construction of the Building Improvements will be prepared on behalf of Landlord, based on the Preliminary Drawings (the "Final Plans and Specifications").

                  (a)      DEVELOPMENT AND APPROVAL OF BUILDING FINAL PLANS AND
         SPECIFICATIONS: As soon hereafter as is reasonably practical, Landlord shall cause the Building Final Plans and Specifications to be prepared and delivered to Tenant for its review and approval (which approval shall not be unreasonably withheld). For purposes of this Lease, Tenant's review and approval of the Building Final Plans and Specifications shall be limited solely to those items that do not materially conform to the Preliminary Drawings. Tenant, acting reasonably and in good faith, shall have five (5) business days from Landlord's delivery of the Building Final Plans and Specifications to advise Landlord, in writing, as to whether or not Tenant desires any changes to the Building Final Plans and Specifications because of a material deviation from the Preliminary Drawings. If Tenant fails to timely respond, Tenant shall automatically be deemed to have approved the Building Final Plans and Specifications. If Tenant timely requests a change to the Building Final Plans and Specifications ("Tenant's Objection"), Tenant shall also, within such 5 business day period, advise Landlord, with reasonable specificity and detail, of Tenant's Objection, and provided Landlord determines and agrees that such requested change is necessary due to a material deviation in the Building Final Plans and Specifications from the Preliminary Drawings, Landlord shall then use its reasonable efforts to incorporate such change in the Building Final Plans and Specifications as soon as reasonably practicable after delivery of Tenant's Objection. Upon approval or deemed approval of the Building Final Plans and Specifications, those Building Final Plans and Specifications shall replace and be utilized and relied on in lieu of the Preliminary Drawings. (The date on which Landlord and Tenant mutually agree upon the Building Final Plans and Specifications, or the date on which Tenant is deemed to have approved them, whichever is applicable, shall be referred to as the "Building Improvements Plan Approval Date").

                  (b) BUILDING IMPROVEMENTS CONSTRUCTION CONTRACT. The parties acknowledge that Landlord proposes to enter into a contract for construction (the "Building Improvements Construction Contract") of the Building Improvements with a general contractor (the "General Contractor") to be selected by Landlord, subject to Tenant's consent, which consent shall not be unreasonably withheld. Landlord may elect to replace, in its reasonable discretion and for good cause, the General Contractor at any time.

                  (c) COMMENCEMENT AND COMPLETION OF CONSTRUCTION OF THE BUILDING IMPROVEMENTS. Landlord shall, at Landlord's sole cost and expense (except as otherwise provided herein), furnish all of the design, material, labor and equipment required to construct the Improvements on the Property, pursuant to and as described by the Preliminary Drawings, as revised by the Final Plans and Specifications. The Building Improvements shall be constructed in a good and workmanlike manner, substantially in accordance with the Building Final Plans and Specification and completed substantially in accordance with all applicable statutes, ordinances and building codes, governmental rules, regulations and orders relating to construction of the Improvements (but not relating to Tenant's use or occupancy). Landlord shall diligently proceed with the construction of the Building Improvements. If Landlord fails to substantially complete the Building Improvements and deliver possession of the Premises to Tenant on or before the Tenant's Possession Date and such failure is caused or contributed to by Tenant Delays (as hereinafter defined), or delays caused by Tenant or those acting for or under Tenant, or Force Majeure Delays (as hereinafter defined) (collectively, "Excused Delays") then the Tenant's Possession Date shall be extended for any and all delays in the Substantial Completion of the Building Improvements caused by or attributable to such Excused Delay(s).

                  (d) CHANGES TO FINAL PLANS AND SPECIFICATIONS. After the Building Improvements Plan Approval Date, Tenant shall not have the right to order extra work or change orders with respect to the construction of the Improvements without the prior written consent of Landlord. Extra work or change orders requested by either Landlord or Tenant shall be made in writing, shall specify in detail any added or reduced cost and/or estimate of construction delay resulting therefrom, and shall become effective and a part of the Building Final Plans and Specifications once approved in writing by both parties. If a change order approved or requested by Tenant results in an increase in the cost of constructing the Improvements, Tenant shall pay the amount of such increase caused by the change order approved or requested by Tenant as provided in Section 3 below.

                  (e) INCREASES IN COST OF CONSTRUCTION. In the event that due to any Excused Delays or any requested change in the scope or design of the Project by Tenant, Landlord will incur additional or increased costs in connection with construction of the Improvements, then Tenant shall be solely responsible for such costs, which Tenant shall pay promptly upon receipt of invoices from Landlord, and in any event within fifteen (15) days after receipt of such invoices. Provided, however, that any increased costs attributable to winter conditions shall not exceed $175,000.

         3. CONSTRUCTION OF TENANT IMPROVEMENTS. The parties acknowledge that they currently contemplate that Tenant shall cause the "Tenant's General Contractor" to construct the Tenant Improvements in substantial accordance with the plans, specifications, and working drawings for the construction of the Tenant Improvements to be prepared on behalf of Tenant (the "Tenant Improvement Plans and Specifications").

                  (a) DEVELOPMENT AND APPROVAL OF THE TENANT IMPROVEMENTS PLANS AND SPECIFICATIONS. As soon hereafter as reasonably practical, Tenant shall cause the Tenant Improvement Plans and Specifications to be prepared and delivered to Landlord for its review and approval (which approval shall not be unreasonably withheld). Landlord, acting reasonably and in good faith, shall have five (5) business days from Tenant's delivery of the Tenant Improvement Plans and Specifications to advise Tenant, in writing, as to whether Landlord desires any changes to the Tenant Improvement Plans and Specifications. If Landlord timely requests a change to the Tenant Improvement Plans and Specifications ("Landlord's Objection"), Landlord shall also, within such five (5) business day period, advise Tenant, with reasonable specificity and detail, of Landlord's Objection, and provided Tenant determines and agrees that such requested change is reasonable and in accord with Tenant's space plan and desired design criteria, Tenant shall then use its reasonable efforts to incorporate such change into the Tenant Improvement Plans and Specifications as soon as reasonably practical after delivery of Landlord's Objection. Upon approval or deemed approval of the Tenant Improvement Plans and Specifications, the Tenant Improvement Plans and Specifications shall be considered final and complete unless subsequently changed as provided herein. The date on which Landlord and Tenant mutually agree on the Tenant Improvement Plans and Specifications, or the date on which Tenant is deemed to have approved them, whichever is applicable, shall be referred to as the "Tenant Improvement Plans Approval Date").

                  (b) TENANT IMPROVEMENTS CONSTRUCTION CONTRACT. The parties acknowledge that Tenant proposes to enter into a contract for construction (the "Tenant Improvements Construction Contract") of the Tenant Improvements with a general contractor (the "Tenant's General Contractor") selected by it, subject to Landlord's consent, which consent shall not be unreasonably withheld.

                  (c) COMMENCEMENT AND COMPLETION OF CONSTRUCTION OF THE TENANT IMPROVEMENTS. Tenant shall, at Tenant's sole cost and expense (except as otherwise provided herein), furnish all of the design, material, labor and equipment required to construct to Tenant Improvements on the Premises, pursuant to and as described by the Tenant Improvements Plans and Specifications. The Tenant Improvements shall be constructed in a good and workmanlike manner, substantially in accordance with the Tenant Improvements Plans and Specifications and completed substantially in accordance with all applicable statutes, ordinances, and building codes, governmental rules, regulations and orders relating to construction of the Tenant Improvements. Provided that Landlord diligently proceeds with construction of the Building Improvements, Tenant shall, at such time as the building shell is complete, diligently proceed with construction of the Tenant Improvements.

                  (d) CHANGES TO TENANT IMPROVEMENT PLANS AND SPECIFICATIONS. After the Tenant Improvements Plans Approval Date, Tenant shall not have the right to order extra work or change orders with respect to the construction of the Tenant Improvements which would affect the structural integrity of the Building or the efficiency or operation of the Building's heating, ventilating, plumbing or electrical equipment or systems without the prior written consent of Landlord. Extra work or change orders requested by either Landlord or Tenant shall be made in writing, shall specify in detail any added or reduced cost and/or estimate of construction delay resulting therefrom, and shall become effective and a part of the Tenant Improvements Plans and Specifications once approved in writing by both parties.

                  (e) LANDLORD'S CONTRIBUTION. Upon completion of the Tenant Improvements and Tenant's satisfaction of all requirements as set forth herein, Landlord shall make a dollar contribution of Two million five hundred thousand ($3,350,000) Dollars ("Landlord's Contribution") for application to the cost of the Tenant Improvements. If the cost of the Tenant Improvements exceeds the Landlord's Contribution, Tenant shall have the sole responsibility for the payment of such excess cost. If the cost of the Tenant Improvements is less than Landlord's Contribution, Tenant may elect (a) to receive a refund from Landlord in an amount equal to the difference between the cost of the Tenant Improvements and $3,350,000, or
                  (b) receive a credit toward installments of Rent as they become due under the Lease. At Tenant's option, Tenant may request that portions of Landlord's Contribution be paid out in installments utilizing prudent construction draw disbursement procedures reasonably required by Landlord; provided, however, that it is understood and agreed that (i) if Landlord elects to make such disbursements through a title insurance company, Tenant will pay all fees and costs of the title insurance company; and (ii) Tenant shall not make more than one draw request in any calendar month.

         4. TENANT'S EXTRA WORK. If Tenant desires that any work be performed in connection with the construction of the Improvements other than, or in addition to, the work described in the Preliminary Drawing (or the Final Plans and Specifications once completed and delivered to Tenant), as approved by Landlord and Tenant [such other work is hereinafter called "Tenant's Extra Work"], the following provisions shall be applicable:

                  (a) Tenant shall, at its sole cost and expense, furnish to Landlord, Landlord's architect, Landlord's General Contractor, and any electrical and mechanical consultants engaged by Landlord (collectively, "Landlord's Consultants"), such information as may reasonably be necessary to cause Landlord's Consultants to prepare and submit to Landlord all necessary drawings, plans and specifications covering the Tenant's Extra Work (such drawings, plans and specifications are hereinafter called "Tenant's Extra Work Plans"). Tenant shall pay the reasonable fees and expenses of Landlord's Consultants to prepare Tenant's Extra Work Plans within ten (10) business days of Landlord's delivery of the billing statement(s) therefor.

                  (b) Landlord agrees to construct the Tenant's Extra Work provided (a) the Tenant's Extra Work Plans are acceptable to Landlord in its sole discretion and approved in writing by it, and (b) Tenant has not defaulted under, or otherwise breached, the terms and provisions of this Lease.

                  (c) Prior to commencing any Tenant's Extra Work, Landlord shall submit to Tenant for Tenant's approval, a written estimate of the cost of Tenant's Extra Work and any projected delay in the estimated Commencement Date resulting from the proposed Tenant's Extra Work (hereinafter called "Estimate"). Landlord shall not be obligated to proceed with Tenant's Extra Work until the Estimate is approved in writing by Tenant. Tenant shall have five (5) business days from Landlord's delivery of the Estimate to advise Landlord of Tenant's approval or disapproval thereof. If Tenant fails to timely approve the Estimate, then Tenant shall automatically be deemed to have disapproved the Estimate and therefore, Landlord shall have no obligation to perform Tenant's Extra Work. The cost incurred in the performance of Tenant's Extra Work is due and payable to Landlord within a reasonable period of time prior to such time as Landlord is obligated to pay its contractor for such work pursuant to its Construction Contract with such contractor (whether on a percentage of completion basis or otherwise). If Tenant fails timely to make any payments for Tenant's Extra Work, Landlord may immediately cease to perform the Tenant's Extra Work and any delays in the Commencement Date set forth in the Estimate shall nonetheless remain effective for all relevant purposes. For purposes hereof, Tenant's Extra Work shall be deemed to also include the following items: i) All subcontract costs and general conditions pertaining to the Tenant's Extra Work; and (ii) An overhead, profit and building supervision charge of nine percent (9 %) of the total cost of Tenant's Extra Work.

         5. RENT COMMENCEMENT DATE: Landlord and Tenant contemplate that the Building and the Premises will be substantially complete on or about May 1, 2001 (the "Scheduled Commencement Date"). Tenant shall be liable to Landlord for the payment of Base Rent and any other payments under the Lease beginning on the day (the "Commencement Date") after the date on which the Building Improvements and the Tenant Improvements are Substantially Completed; subject, however, to any postponement of the Commencement Date occurring as a result of Tenant Delays. If the Building Improvements or Tenant Improvements are not Substantially Completed but are partially ready for occupancy, Tenant may, but need not, occupy the portion of the Improvements that is ready for occupancy, provided such partial occupancy is permitted by applicable law, and in the event of such partial occupancy, Tenant shall pay to Landlord pro rata Rent based upon the area of the Premises so occupied by Tenant. Such obligation to pay Rent on a proportionate basis shall commence on the date on which Tenant first occupies and takes possession of any portion of the Premises, and shall continue through the date on which all of the Improvements are Substantially Completed. Tenant's right to so occupy and utilize a portion of the Premises shall nevertheless be subject to Landlord's reasonable approval, and throughout such partial occupancy, Tenant shall fully cooperate with Landlord to facilitate Landlord's Substantial Completion of any remaining or outstanding Improvements without any interference. If Tenant occupies any portion of the Premises prior to Substantial Completion thereof, the provisions of this Lease shall apply to such occupancy or use of the Premises by Tenant, except that the Term of this Lease shall not commence until the date that the entire Premises is Substantially Completed.

         6.       DELAYS IN COMPLETION.

                  (a) FORCE MAJEURE DELAYS. If Landlord, as the result of any (i) strikes, lockouts or labor disputes, (ii) inability to obtain labor or materials or reasonable substitutes therefor, (iii) inclement weather which delays or precludes construction, acts of God or the public enemy, condemnation, civil commotion, fire or other casualty,
         (iv) shortage of fuel, (v) action or nonaction of public utilities or of local, state or federal governments, affecting the work, including, but not limited to, any delays in the permitting process as a result of the action or inaction or such governmental authorities, or (vi) other conditions similar to those enumerated above which are beyond the reasonable anticipation or control of Landlord, cannot reasonably perform any obligation on its part to be performed hereunder within the time periods herein specified (collectively, the "Force Majeure Delays"), then such failure shall be excused and not be a breach of Landlord's obligations under this Lease, and the deadline for performance shall be extended for a period equal to the period of delay, and Landlord will notify Tenant of the nature and probable duration of such delay. Landlord shall make reasonable efforts to minimize the impact of such delay.

                  (b) TENANT DELAYS: If Landlord shall be delayed in Substantially Completing the Improvements as a result of any "Tenant Delays," then, the Commencement Date and the payment of Rent under the Lease shall not be affected or deferred on account of any such Tenant Delays. "Tenant Delays" shall mean any or all of the following:

                           i) Tenant's failure to approve change orders on a timely basis and/or to pay invoices (within five (5) business days of submission thereof to Tenant) for excess Total Project Costs in accordance herewith; or

                           ii) Tenant's changes in the Preliminary Drawings and/or Building Improvements Final Plans and Specifications; or

                           iii) The failure by Tenant, or any person, firm or corporation employed by Tenant or its representatives or agents, to cooperate with Landlord in completion of any work in or about the Premises; or

                           iv) Any other act or omission by Tenant or its employees, representatives or agents; or

                           v) Any delay in the Substantial Completion of the Building Improvements occasioned by the Tenant Improvements; or

                           vi) Any delay in the Commencement Date resulting from any Tenant Extra Work to the extent that such delay was set forth in an Estimate and approved by Tenant;

                           vii) Any delay in the Commencement Date resulting from the acts or omissions of Tenant or its agents, employees, representatives, invitees, contractors or subcontractors in connection with Tenant's use or occupancy of the Premises.

Tenant hereby indemnifies, defends and holds Landlord harmless from and against any and all losses, damages, liabilities, claims, costs and expenses (including reasonable legal fees) suffered or incurred by Landlord as a result of, or because of, any Tenant Delays.

Landlord shall promptly notify Tenant of any events, conditions, circumstances, acts or omissions on the part of Tenant or its employees, agents, contractors or subcontractors that have resulted in a Tenant Delay, which notice shall specify
(i) the anticipated delay in the Commencement Date resulting from such Tenant Delay as of the date of such notice and (ii) whether the conditions, events, acts, omissions or circumstances giving rise to such Tenant Delay persist as of the date of such notice.

         7. DELIVERY OF POSSESSION, PUNCH LIST, AND ACCEPTANCE AGREEMENT. As soon as the Building Improvements are Substantially Completed, Landlord and Tenant shall together walk through the Premises and inspect all Improvements so completed, using reasonable efforts to discover all uncompleted or defective construction in the Improvements. After such inspection has been completed, each party shall sign an acceptance agreement in the form attached hereto as EXHIBIT B-2 (herein the "Acceptance Agreement"), which shall include by attachment a list of all "punch list" items which the parties agree are to be corrected by Landlord. As soon as such inspection has been completed and the Acceptance Agreement executed, Landlord shall deliver possession of the Premises to Tenant. Landlord shall use reasonable efforts to complete and/or repair such "punch list" items within thirty (30) days after executing the Acceptance Agreement. Landlord shall have no obligation to deliver possession of the Premises to Tenant until such procedures regarding the preparation of a punch list and the execution of the Acceptance Agreement have been completed

         8. WARRANTY. Landlord shall, subject to the criteria and conditions set forth herein, provide its warranty with respect to the Improvements in connection with any defective workmanship and materials discovered and brought to Landlord's attention pursuant to a proper Tenant's Defect Notice (as hereinafter defined) delivered during a period of one (1) year from the date the Improvements are Substantially Completed (the "Warranty Period"). During the Warranty Period Landlord shall, at Landlord's sole cost and expense, repair or replace any defective item occasioned by defective workmanship or materials in and with respect to the construction and installation of the Improvements (and specifically excluding any installations by Tenant or any deficiencies in the Improvements created by, through or under Tenant or otherwise through no fault of or defective performance on the part of Landlord), provided that (i) Tenant notifies Landlord, in writing and with reasonable specificity and detail, of the nature and extent of any such alleged defects in the Improvements ("Tenant's Defect Notice") and (ii) Tenant delivers Tenant's Defect Notice to Landlord prior to the expiration of the Warranty Period. In no event shall Landlord be liable to Tenant for damages as a result of such defect, resulting from loss of business by Tenant or other consequential or speculative damages. Notwithstanding anything to the contrary contained herein, in no event shall Landlord be liable for, and the warranty specified above shall not apply to, defects or alleged deficiencies in any materials or workmanship in or concerning the Improvements if and to the extent the defect or deficiency is due to or caused by any Alterations performed by Tenant, installation of Tenant Improvements or the abuse, neglect, negligence or willful or intentional act or omission of Tenant or its agents, subtenants, contractors, subcontractors, invitees, successors or assigns, including, without limitation, Tenant's failure to maintain a maintenance contract with respect to the HVAC systems. From and after the expiration of the Warranty Period, (x) Landlord shall have no liability or obligation, of any nature whatsoever, to remedy, replace or correct any alleged defects and deficiencies; and (y) Landlord shall reasonably cooperate with Tenant (but at no out-of-pocket expense to Landlord) in the enforcement, by Tenant, at Tenant's sole cost and expense, of any express warranties or guarantees of workmanship or materials given by any subcontractors, architects, draftsmen, or materialmen engaged by Landlord to supply or complete any of the Improvements, if and to the extent that such guarantees or warranties remain in effect after the expiration of the Warranty Period. In providing a Tenant Defect Notice, Tenant shall be obligated to set forth with reasonable specificity and detail the nature and extent of such defect. Except as otherwise expressly set forth above in this Section from and after the earlier of the date Tenant takes partial occupancy or the Commencement Date, Tenant shall have and hold the Premises in an "as-is," "where-is" condition, without any liability or obligation on the part of Landlord for making any alterations, improvements, repairs or replacements, of any kind, in or about the Premises at any time during the Term of this Lease or any extension or renewal thereof, and Tenant shall maintain the Premises, and all parts thereof, in a good and sufficient state of repair as required under this Lease. Notwithstanding Tenant's timely delivery of a Tenant's Defect Notice, at no time during the Term of this Lease, shall Tenant have any right, of any nature whatsoever, to withhold the timely payment of any Rent due under the Lease, from time to time, as a result of, or due to, or because of, any alleged breaches by Landlord under this Lease or the alleged existence of any defects or deficiencies in the Improvements. Notwithstanding anything contained herein to the contrary, none of the following items that may occur in the Improvements shall be considered defective items occasioned by defective workmanship or materials required to be repaired by Landlord pursuant to this Section 7: (i) Any chips, scratches or marks on such items as tile, woodwork, mirrors, walls, porcelain, glass (including breakage or cracks), plumbing fixtures, lighting fixtures, or doors not noted in the punch list set forth in the applicable Acceptance Agreement; (ii) Defects resulting from ordinary wear and tear, misuse or neglect, or failure to provide proper maintenance; (iii) Cracking or scaling of the concrete flat work (which includes, but is not limited to, sidewalks and warehouse floors) and cracks in foundation walls, if any, not resulting from infiltration of free water; (iv) Cracks in walks, driveways, parking lots, floor or fountains due to expanding and contracting of concrete from change in temperature and compacting of the soil on which the concrete is placed; (v) The color of the concrete; (vi) Shrinkage in structural wood members;

and (vii) Drywall cracks, nail pops or seems due to drying out and normal expansion and contraction of the wood or masonry to which it has been secured.

         9. TENANT'S ACCESS. Landlord, in its sole discretion, may permit Tenant and Tenant's agents or independent contractors to enter the Premises prior to the Commencement Date for the purpose of constructing the Tenant Improvements. Such entry shall be subject to the conditions that (i) Tenant and Tenant's agents, contractors, workmen, mechanics, suppliers and invitees shall work in harmony and not interfere with Landlord and its agents and contractors in doing its work in, to, or on the Premises; (ii) Tenant and/or Tenant's General Contractor shall maintain in full force and effect the insurance policy or policies required under the Lease; and shall cause the Landlord to be designated an additional insured with respect to the Building Improvements; and
(iii) Tenant shall pay for any utilities required solely by Tenant in connection with the Tenant's early access to the Premises. Tenant agrees that any such entry into and access to the Premises shall be deemed to be under all of the terms, covenants, conditions and provisions of the Lease, except as to the covenant to pay Rent. Tenant further agrees that to the extent permitted by law, Landlord and its principals shall not be liable in any way for any injury or death to any person or persons, loss or damage to any of Tenant's work and installations made in the Premises or loss or damage to property placed therein prior to the Commencement Date, the same being at Tenant's sole risk, unless such occurrence is due to Landlord's or Landlord's agents' gross negligence or willful misconduct. Tenant agrees to indemnify, defend and hold harmless Landlord from and against all actions, claims, demands, costs, damages (including, without limitation incidental damages and consequential damages), penalties or expenses of any kind (including, without limitation, reasonable attorneys' fees), which may be brought or made against Landlord, or which Landlord may pay or incur, by reason of the Tenant's early access to the Premises pursuant to this section or due to Tenant Improvements.

         10. AUTHORIZED REPRESENTATIVES: Tenant hereby appoints Mike Jaeb as its duly authorized representative to review and approve the Preliminary Drawings and to review the Building Improvements Final Plans and Specifications, so as not to unreasonably delay completion of the Building Improvements, and Landlord hereby appoints Gary Lally as its duly authorized representative to review and approve the Tenant Improvements Plans and Specifications. Landlord and Tenant hereby represent and warrant to each other that their respective authorized representatives have authority to approve the Building Improvement Plans and Specifications and the Tenant Improvements Plans and Specifications.

                                   EXHIBIT B-2

                              ACCEPTANCE AGREEMENT

         THIS ACCEPTANCE AGREEMENT (this "Agreement") is made and entered into this ____ day of __________, 2001, by and between Datalink Corporation ("Tenant"), and Hoyt/DTLK LLC. ("Landlord").

                                    RECITALS

A. Landlord and Tenant have entered into that certain Lease dated April __, 2001 (as amended from time to time, the "Lease"). Capitalized terms used herein and not otherwise defined shall have the meanings respectively ascribed to them in the Lease.

B. Landlord and Tenant desire to enter into this Agreement to set forth their understanding with respect to the Leased Property and the Lease.

                                    AGREEMENT

         NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

         1. Tenant acknowledges and agrees that Tenant has completed its walk-through of the Premises. Attached hereto as Exhibit A is a punch list of items required to be completed by Landlord in or about the Premises, which punch list was prepared Westin Construction Company (the "Contractor"). Tenant hereby unconditionally accepts possession of the Leased Property for purposes of the Lease (subject, however, to the attached punch list containing only items which do not interfere with the Tenant's use and possession of the Leased Property).

         2. Tenant hereby acknowledges that there are no defaults under the Lease and that Landlord has completed all of Landlord's Work except for the attached punchlist items, and that the Premises have been delivered to Tenant for its use and occupancy.

         3. Landlord and Tenant hereby acknowledge that the Commencement Date of the Lease is May ___, 2001.

         4. As modified hereby, the terms of the Lease, including, without limitation, the Base Rent established pursuant to Section 1 of the Lease, are hereby ratified and shall remain in full force and effect.

         IN WITNESS WHEREOF, Landlord and Tenant have executed this Agreement as of the date first above written.

LANDLORD:                        Hoyt/DTLK LLC


                                 By:
                                     -------------------------------------------
                                 Its:
                                      ------------------------------------------



TENANT:                          Datalink Corpration, a Minnesota corporation

                                 By:
                                     -------------------------------------------
                                 Its:
                                      ------------------------------------------


                                     B-2-1

                                    EXHIBIT C

                              SCHEDULE OF BASE RENT

            MONTH            MONTHLY BASE RENT          ANNUAL BASE RENT
            -----            -----------------          ----------------
            1 - 12                 $83,583.00             $1,002,996.00

            13 - 24               $105,565.25             $1,266,783.00

            25 - 36               $105,565.25             $1,266,783.00

            37 - 48               $105,565.25             $1,266,783.00

            49 - 60               $105,565.25             $1,266,783.00

            61 - 72               $105,565.25             $1,266,783.00

            73 - 84               $105,565.25             $1,266,783.00

            85 - 96               $105,565.25             $1,266,783.00

            97 - 108              $105,565.25             $1,266,783.00

            109 - 120             $105,565.25             $1,266,783.00

            121 - 132             $105,565.25             $1,266,783.00



            Total Base Rent . . . . . . . . . . . .   $13,669,863.00

            Average Annual Base Rent . . . . . . . . .    $1,242,714.82

                                    EXHIBIT D

                        SIGNAGE AND TENANT IDENTIFICATION

Tenant shall be responsible for the design, installation and cost of signage and tenant identification. All such signage shall comply with applicable building codes and regulations. Provided, however, Landlord shall furnish and install Building address letters and numbers for the Building at its sole cost and expense.

                                    EXHIBIT E

                            MISCELLANEOUS PROVISIONS

PRELIMINARY DRAWINGS

Was completed by Architect by August 31, 2000 and used by Contractor to generate costs included in Construction Contract.

BUILDING IMPROVEMENTS CONSTRUCTION CONTRACT

Was executed by Landlord and Contractor by August 31, 2000. It included construction costs based upon specifications for and related to development of the shell building.

TENANT IMPROVEMENTS

Tenant shall diligently work with its consultants to develop specifications for its Tenant Improvements. All costs incurred in connection therewith (including architectural fees, space planning, etc.) shall be Tenant's responsibility, except that Tenant may utilize the Tenant Improvement Allowance described in Exhibit B-3 to pay for same

TENANT IMPROVEMENTS CONSTRUCTION CONTRACT

To be executed by Tenant and General Contractor as soon as practical after development of Tenant Improvement Plans and Specifications.

WINTER CONDITIONS

The Construction Contract will have $0 allowance for costs related to winter construction. Landlord and Contractor will use their best efforts to minimize such costs. Any such actual costs, however, shall be Tenant's responsibility, provided that Tenant's maximum responsibility shall be $175,000.


                                      E-1